[***] Indicates Redacted Information Subject to a Request for Confidential Treatment.

EXHIBIT 10.36

LICENSE AGREEMENT

This License Agreement (hereinafter called “Agreement”), to be effective as of the 29th day of August, 2016 (hereinafter called "Agreement Date"), is by and between Paul Reid, an individual having an address of 9610 NW 24 Court, Sunrise, FL 33322 (hereinafter called “Reid”), and Caretta Therapeutics, Inc. a corporation organized under the laws of Iowa, and having a principal place of business at 6750 Western Parkway, Suite 200 226, West Des Moines, Iowa 50266 and its Affiliates (hereinafter, collectively referred to as “Caretta Therapeutics”) (together, the “Parties” and individually, a “Party”).

WITNESSETH:

WHEREAS, Reid has certain Intellectual Property including the Reid Patents relating to cobra venom, components thereof, formulations and the use of same, related Materials and Technical information (as defined herein);

WHEREAS the Company wishes to license the Reid Patents and the related Materials and Technical Information on terms and conditions set forth herein, in order to conduct research with the Intellectual Property and to develop, manufacture and sell Products, as further described herein; and

WHEREAS, Reid wishes to license the Reid Patents, Materials, and Technical Information to Company in consideration for the royalty payments recited herein.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

1. DEFINITIONS AS USED HEREIN

1.1 "Affiliates" shall mean any corporation, partnership, joint venture or other entity of which the common stock or other equity ownership thereof is fifty (50%) or more owned by the Party.

1.2 “Field” shall include all fields involving research, and use of the Intellectual Property including the development, making, using and selling of Products (as defined herein) and processes related thereto.

1

1.3 “Intellectual Property” shall include the Reid Patents, Materials and Technical Information.

1.4 “Materials” shall mean any and all tangible physical materials of Reid necessary for research related to, development of, making, using and selling of Products or materials otherwise delivered to Caretta Therapeutics by Reid in connection with this Agreement as listed in Exhibit B. Any Materials delivered to Caretta Therapeutics not listed shall be promptly identified in an amended Exhibit B provided by Reid to and accepted by Caretta Therapeutics.

1.6 “Product(s)” shall mean products or processes of Caretta Therapeutics which, but for this license, would infringe the Reid Patents or use the Materials or Technical Information and which fall within the Field.

1.7 “Reid Patents” shall mean patents and applications as set forth in Appendix A, and all continuations, continuations-in-part, divisionals, reissues, reexaminations, international and applications and patents claiming priority thereto.

1.8 “Technical Information” shall mean know-how, processes, methodologies, specifications, inventions developed by Reid and provided to and received by Caretta Therapeutics which is not patented or patentable and which is Confidential Information and is necessary or useful for the research of or use of Intellectual Property including the development, making, using and selling of Products and processes related thereto.

1.9 “Valid Claim” shall mean a claim of an issued patent or pending patent application which has not been held unpatentable, invalid or unenforceable by an unappealed or unappealable decision by a court or agency of competent jurisdiction.

2. GRANT OF LICENSE

2.1 Reid hereby grants to Caretta Therapeutics and its affiliates an exclusive, worldwide right and license to use the Intellectual Property in the Field for the purposes of research of the Intellectual Property and to develop, have developed, make, have made, use, sell, have sold, import, export, distribute or otherwise exploit Products.

2.2 Caretta Therapeutics shall have the right to sublicense the Intellectual Property to third parties for the purpose of research of Intellectual Property and the making, using, selling, importing, exporting, distributing or otherwise exploitation of Products, where such third parties’ work is under the control and direction of Caretta Therapeutics.

2

2.3 Caretta Therapeutics agrees to apply to all Products covered by the Reid Patents the appropriate patent markings on an exposed surface of every Product or related packaging or documentation thereto or by virtual marking or other notice provided for at 35 USC §287. The content, form, location and language used in such markings shall be in accordance with the laws and practices of the United States or the jurisdiction in which such Products are sold.

2.4 At its expense, Caretta Therapeutics has, and shall use best efforts to maintain during the term of this Agreement and during any time after termination that it sells any Products, all permits, licenses, authorizations and approvals of, and has made all applicable filings, applications and registrations with, all governmental authorities that are necessary to enable it to sell the Products within any country or jurisdiction. Caretta Therapeutics shall use best efforts to comply with all applicable laws, codes, regulations, ordinances and rules with respect to the Products promulgated by any and all federal, state, municipal or other legislative bodies, courts or agencies having jurisdiction over the business of Caretta Therapeutics, over products of the nature of the Products or over the procurement, storage or use of any of the equipment, materials or supplies utilized by Caretta Therapeutics in connection therewith.

2.5 Use of the Reid Patents, Material and Technical Information by Reid for research purposes only shall not be considered a breach of this Agreement.

2.6 If Caretta Therapeutics decides to abandon or forego distribution of Products in a particular country, it will so notify Reid at least sixty days (60) prior to such abandonment and allow Reid the opportunity to distribute Products at his own expense and control under the U.S. registered trademark used by Caretta Therapeutics in association with the Products without payment by Reid to Caretta Therapeutics. Sales of less than $60,000.00 annually for 2 consecutive years shall constitute abandonment or the foregoing of distribution of products in a particular country.

3. PAYMENTS

3.1 In consideration of the foregoing, Caretta Therapeutics agrees to pay to Reid the greater of a royalty rate of one dollar and twenty cents ($1.20) for each Product sold, or sixty thousand dollars ($60,000) per year while this Agreement is in effect. All payments to Reid shall be nonrefundable. Payments to Reid shall continue for a minimum of twelve (12) years from the Agreement Date.

3.2 Caretta Therapeutics agrees to forward to Reid within forty-five (45) days after the end of each quarter (ending March 31, June 30, September 30 and December 31) a statement showing the number of Products sold during the preceding calendar quarter together with a computation of the royalties due and payment for all such royalties. All royalty payments due shall be expressed in and paid in United States of America currency, without deduction of exchange, collection or other charges, to Reid, by check or by wire transfer (along with applicable wire transfer fees) to the account of Reid at such bank as Reid may from time to time designate by notice to Caretta Therapeutics.

3

3.3 In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the rate of one (1.0%) per month on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided, however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of Reid to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

3.4 Caretta Therapeutics shall be responsible for all taxes, charges and duties imposed by governments and authorities in connection with the manufacture, sale, use and delivery of any Products, and all other taxes imposed by government except for Reid’s income taxes imposed by any country or local government.

4. RECORDS AND INSPECTION

Caretta Therapeutics shall maintain or cause to be maintained a true and correct set of records pertaining to the sales of the Products sold by Caretta Therapeutics under this Agreement. During the term of this Agreement and for a period of two (2) years thereafter, Caretta Therapeutics agrees to permit an accountant selected by Reid and reasonably acceptable to Caretta Therapeutics to have access during ordinary business hours to such records as are maintained by Caretta Therapeutics as may be necessary, in the opinion of such accountant, to determine the correctness of any report and/or payment made under this Agreement. The cost of any inspection shall be borne by Reid, except that Caretta Therapeutics shall bear the cost of any inspection which reveals that royalties were underpaid by 10% or more of the total amount due for the time period which the inspection covered. Termination of this Agreement shall not affect the right of Reid to receive royalties and statements of account from Caretta Therapeutics covering the sale of Products during the term of this Agreement or sales made during the six (6) months following the termination of this Agreement.

5. PROSECUTION OF PATENT APPLICATIONS AND LITIGATION OF PATENTS

5.1 The patent applications identified in Exhibit A shall be prosecuted at the sole control and expense of Reid other than as provided in section 5.2 and 5.3 below. Caretta Therapeutics agrees that it shall cooperate in the prosecution of such patents including signing any necessary documents or providing copies of data already created in order to advance such prosecution. Reid will promptly copy Caretta Therapeutics on all correspondence and prosecution documents regarding the patent applications and provide Caretta Therapeutics at least forty-five (45) days to review and comment on prosecution matters. Reid will thoughtfully consider Caretta Therapeutics comments on prosecution matters and suggestions regarding in which countries a patent application should be filed. If Reid decides to abandon or forego prosecution of an application in a particular country, he will so notify Caretta Therapeutics at least sixty days (60) prior to such abandonment and allow Caretta Therapeutics the opportunity to take over prosecution of the application at its own expense and control, and to grant a perpetual royalty-free license in the territory where the application was filed, or the option of accepting assignment of the application in that particular country without further payment by Caretta Therapeutics.

5.2 Caretta Therapeutics will have the right to initiate any legal action against a third party infringer of any of the Reid Patents, including those listed in Exhibit A or an application or continuing application of same which has matured into a patent, in its own name and at its sole control and expense. Should Caretta Therapeutics elect to initiate legal action against such third party, Reid agrees to join the legal action as a party plaintiff and to cooperate in the legal action. Neither Party will consent to the entry of any judgment or enter into any settlement with respect to such action or suit without the prior written consent of the other, which will not be unreasonably withheld, if such judgment or settlement would adversely impact, enjoin or grant relief against the other Party.

4

5.3 Within [***] of the last date of execution of this Agreement by a Party, Reid agrees to [***].

(i) [***]

(ii) [***]

(iii) [***]

5.4 In the event Reid [***] as set forth in Section 5.3 above Caretta Therapeutics agrees to reimburse Reid for all reasonable attorney and filing fees associated therewith.

5.5 It is agreed that if Caretta Therapeutics or any of its employees or officers or third parties working under control and/or direction of Caretta Therapeutics shall make any inventions, improvements, modifications, updates and/or further develop any Product which is covered by the any claim of the Reid Patents, such improvements, modifications, updates and/or further developments (collectively “Improvements”) shall be promptly disclosed to Reid. Inventorship shall determine ownership as provided for under U.S. patent laws. In the event the Improvements are jointly invented by Reid and an employee, officer or third party working under control and/or direction of Caretta Therapeutics (“Caretta Therapeutics Improvement”), Caretta Therapeutics shall have an option for an exclusive world-wide sublicensable license from Reid to rights in any patentable joint invention, and the parties will negotiate in good faith for consideration payable to Reid for such exclusive license. The parties will mutually agree on matters regarding patent counsel and prosecution of the patents and shall share costs.

In the event the Improvements are solely invented by an employee, officer or third party working under control and/or direction of Caretta Therapeutics, Reid shall have a non-exclusive world-wide non-sublicensenable license for research purposes only. Caretta Therapeutics will be solely responsible for prosecution of all patent filings to a Caretta Therapeutics Improvement and all costs related thereto.

6. TERM AND EXPIRATION

Unless earlier terminated as hereinafter provided, the license shall extend for the life of the last to expire or abandonment of the Reid Patents and shall then expire automatically. After such expiration, Caretta Therapeutics shall be granted a fully paid perpetual world-wide non-exclusive license to the Materials and Technical Information.

7. TERMINATION

7.1 In the event of default or failure by Caretta Therapeutics to perform any of the terms, covenants or provisions of this Agreement, Caretta Therapeutics shall have sixty (60) days after the giving of written notice of such default by Reid to correct such default. If such default is not corrected within the said sixty (60) day period, Reid shall have the right, at its option, to cancel and terminate this Agreement.

5

7.2 Reid shall have the right, at its option, to cancel and terminate this Agreement in the event that Caretta Therapeutics shall (i) become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for Caretta Therapeutics and Caretta Therapeutics shall, after the expiration of thirty (30) days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings.

7.3 Caretta Therapeutics shall have the right to terminate this Agreement by giving thirty (30) days written notice thereof to Reid.

7.4 Upon the termination of this Agreement pursuant to Sections 7.2 to 7.3, Caretta Therapeutics shall promptly cease accepting any new orders for Products and shall have six (6) months from the date of termination within which to sell (i) Products already manufactured that are subject to orders accepted prior to the date of termination and (ii) Products that are in the process of manufacture as of the date of termination. Sales of Products after the date of termination shall be subject to the same payment of royalties to Reid as Products sold during the term of the Agreement. After six (6) months from the date of termination, Caretta Therapeutics shall cease all sales of the Products. For termination under any other section, Caretta Therapeutics shall immediately cease sales of all Products. In the event of termination of this Agreement pursuant to Sections 7.1 to 7.3 or Section 11.12, all rights to the Intellectual Property other than Caretta Therapeutics Improvements as per section 5.3 shall revert to Reid. At the date of any termination of this Agreement, Caretta Therapeutics shall, at Reid’s option, destroy or return the Material.

7.5 No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination. The obligations of Sections 3, 4, 5, 9 and 11 shall survive termination of this Agreement.

8. ASSIGNABILITY

This Agreement shall be binding upon and shall inure to the benefit of Reid and its assigns and successors in interest, and shall be binding upon and shall inure to the benefit of Caretta Therapeutics and the successor to all or substantially all of its assets or business to which this Agreement relates, but shall not otherwise be assignable or assigned by either Party without prior written approval by the other Party being first obtained. Notwithstanding the foregoing, however, Caretta Therapeutics shall have the right to assign all of its rights, duties and obligations under this Agreement to any Affiliate of Caretta Therapeutics, whether in connection with a merger, consolidation or otherwise, or to any person acquiring all or substantially all of the assets of Caretta Therapeutics, whether pursuant to a merger, consolidation or otherwise. Such assignee shall promptly notify Licensor of the occurrence of any such event and agree to be bound by all the terms and conditions of this Agreement.

6

9. CONFIDENTIAL INFORMATION

The Parties agree they and their officers, agents, consultants, employees and affiliates will not disclose, publish or use for purposes other than stated herein without the other Party’s prior written consent any trade secret, confidential technology or business information of the other (“Confidential Information”) to any third party. Obligations of confidentiality shall survive expiration or termination of this Agreement for a period of five (5) years unless such information is identified as trade secret, in which case confidentiality shall be maintained until no longer subject to trade secret protection through no fault of the receiving Party. The obligations here shall not apply to the following:

i. is now or later becomes, through no fault of the receiving Party, generally known or available to the public;

ii. information which a Party can prove is already in its own possession at the time of disclosure and which was not acquired from the other party directly or indirectly;

iii. information which a Party can prove was independently developed without use of Confidential Information received from the other Party;

iv. information rightfully acquired from a third party with the right to make such disclosure who did not obtain it under an obligation of confidentiality;

v. where the other Party agrees in writing to waive confidentiality obligations of this agreement;

vi. is required to be disclosed by operation of law, governmental regulation or court order, provided the receiving Party gives the disclosing Party notice of such required disclosure prior to making such disclosure, and the receiving Party uses all reasonable effort to secure confidential protection for such information.

It is further understood and agreed that specific information disclosed hereunder shall not be deemed to be within any one or more of the foregoing exceptions merely because it is embraced by more general information that is within any one or more of the exceptions.

10. NOTICES

All notices, reports or communication pursuant to this Agreement shall be sent to such Party via (i) United States Postal Service certified mail, return receipt requested, postage prepaid, (ii) overnight courier, or (iii) facsimile transmission, addressed to it at its address set forth below or as it shall designate by written notice given to the other Party. Notice shall be sufficiently made or given (a) on the date of mailing or (b) when a facsimile printer reflects receipt.

In the case of Reid:

9610 NW 24 Court, Sunrise, FL 33322

In the case of Caretta Therapeutics:

6750 Western Parkway, Suite 200 226

West Des Moines, IA 50266

Phone: (515) 274-9087

7

11. ADDITIONAL PROVISIONS

11.1 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

11.2 Force Majeure. No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, terrorism, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

11.3 Relationship. Caretta Therapeutics and Reid are independent contractors. Nothing in this Agreement or the course of dealing of the parties shall be construed to constitute the Parties hereto as partners, joint ventures or as agents or distributors for one another, or as authorizing any Party to obligate the other in any manner.

11.4 Entire Agreement. The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement of understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.

11.5 Warranty of Right and Authority. Each of the Parties represents and warrants to the other that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement. Nothing contained herein shall be interpreted as a warranty, express or implied as to the patentability, enforceability or validity of any patent application or patent owned or controlled by either Party.

11.6 Further Acts and Instruments. Each Party agrees to execute, acknowledge and deliver such further instruments and do all such other acts as may be necessary or appropriate to effect the purpose and intent of this Agreement.

11.7 Severability. In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or either of the Parties hereto to be invalid, illegal or unenforceable, such provision shall be reformed within the jurisdiction of such court or authority to as nearly approximate the intent of the parties as possible, and if the provision is unreformable the Parties shall meet to discuss what steps should be taken to remedy the situation; otherwise and elsewhere this Agreement shall not be affected.

11.8 Captions. The captions to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting the provisions of this Agreement.

11.9 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10 Interpretation. This Agreement has been jointly prepared by the Parties and their respective legal counsel and shall not be strictly construed against either Party.

8

11.11 Cooperation. Reid agrees that he shall be responsible for the production of (a) sufficient quantities of clinical-grade drug (topical, oral, other formulations) to allow Caretta Therapeutics to conduct early-stage clinical trials in North America (FDA pathway), and (b) sufficient quantities of homeopathic oral formulations that are ready for sale and distribution in Asia (homeopathy pathway).  Reid further agrees that he will cooperate with Caretta Therapeutics to build a robust patent estate covering the use of venom-derived drugs to treat diseases/syndromes/conditions in which pain is a common or primary symptom.  Reid will agree to prepare and file multiple provisional patent applications, as needed, and Caretta Therapeutics will reimburse Reid fully for all patent prosecution costs.  Caretta Therapeutics will be responsible for designing and conducting IND-enabling, preclinical animal studies as well as clinical trials, using the drugs furnished by Reid, including selection of principal investigator(s) and research site(s). Reid agrees to assist Caretta Therapeutics in the drafting of regulatory filings and discussions with the FDA, especially with regard to product characterization and quality control, compliance with Good Manufacturing Practices, inspection of manufacturing facilities, and other product-related issues. Caretta Therapeutics acknowledges that Reid has represented that in order to properly manufacture and market the Products, Caretta Therapeutics must budget a minimum of $2.5 million with at least 60% of that budget dedicated to marketing of Products during the thirty (30) months following the Agreement Date. Marketing shall include, but is limited to, Internet, news print, radio, television, sponsorships and clinical studies. Caretta Therapeutics acknowledges that the commitment to a budget is a material inducement for Reid to enter into this Agreement. The parties agree that they shall collaborate, in good faith, within 60 days of the Agreement Date, to formulate a suitable budget for the manufacture and marketing of the Product (the “Budget”). In the event Caretta Therapeutics fails to abide by the Budget, and such failure is not cured within 60 days, provided Reid has not breached this Agreement, it shall be considered a material breach of this Agreement pursuant to which Reid can terminate upon written notice after the expiration of the foregoing cure period. In the event Reid breaches the terms of this Agreement, by failure to consult, cooperate or otherwise, upon written notice, with a 30 day cure peiod, Reid shall be prohibited from pursuing the advancement of the Product, or any development of the above described patents, unless and until Reid repays Caretta Therapeutics all monies it has provided for the development and marketing of the Product.

9

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.

Dr. Paul Reid Caretta Therapeutics, Inc.

Name: ____________________ Name: ______________________

Title: _____________________ Title: _______________________

Date: _____________________ Date: _______________________

EXHIBIT A

PATENTS

Title	Country	Application Number	Publication number
Composition and method for oral delivery of cobra venom	US	USSN 14/04382	US20140030354
Composition and method for oral delivery of cobra venom	Canada	CA20102806790	CA20102806790
Composition and method for oral delivery of cobra venom	China	CN2010844674	CN102573861
Composition and method for oral delivery of cobra venom	International PCT	PCT/US2010/044290	WO2011017354
Novel skin care formulation	International PCT	PCT/US2014/053738	WO 2015/031903
Novel skin care formulation	Singapore	SG11201602332R	SG11201602332R
Novel skin care formulation	Hong Kong	16107855.1	N/A
Novel skin care formulation	India	201627008859	N/A
Novel skin care formulation	China	201480055211.3	CN105682667A
Novel skin care formulation	Malaysia	PI2016701137	N/A

10

EXHIBIT B

MATERIALS

Production	[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]
Packaging	[***]
[***]
[***]
[***]
[***]
[***]
Support Data	[***]
[***]
[***]
[***]
[***]
[***]
Regulatory	[***]
[***]
[***]
Clinical	[***]
[***]
[***]
Reference literature	[***]
[***]
Marketing	[***]

11